SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. __)

[x]      Filed by the Registrant
[ ]      Filed by a Party other than the Registrant

Check the appropriate box:

[ ]     Preliminary Proxy Statement        [ ]   Confidential, for the Use of
[x]     Definitive Proxy Statement               the Commission Only (as
[ ]     Definitive Additional Materials          permitted by Rule 14a-6(e)(2))
[ ]     Soliciting Material Pursuant to
         Rule 14a-11(c) or Rule 14a-12


                              WEINER'S STORES, INC.
                              ---------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)      Title of each class of securities to which transaction applies:
       (2)      Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4)      Proposed maximum aggregate value of transaction:
       (5)      Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ]    Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                              WEINER'S STORES, INC.
                               6005 WESTVIEW DRIVE
                                HOUSTON, TX 77055
                                 (713) 688-1331
    ------------------------------------------------------------------------

           NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  JUNE 10, 1999
                          ----------------------------

TO THE STOCKHOLDERS OF
WEINER'S STORES, INC. :

         Notice is hereby given that the Annual Meeting of Stockholders of Weiner's Stores, Inc. (the "Company") will be held at the executive offices of the Company, 6005 Westview Dr., Houston, Texas, on Thursday, June 10, 1999 at 8:30 A.M. local time (the "Annual Meeting"), for the following purposes:

     1. To elect the six members of the Board of Directors, each to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

     2. To ratify the appointment of independent auditors for the Company and its subsidiary for the fiscal year ending January 29, 2000; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The accompanying Proxy Statement contains further information with respect to these matters.

The Company has fixed the close of business on April 15, 1999 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of Common Stock of the Company represented by such proxies will be voted at the Annual Meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholder's proxy, the proxy will be voted FOR the nominees for director named in the attached Proxy Statement and FOR the ratification of the appointment of the independent auditors for the Company and its subsidiary named in such Proxy Statement. The list of stockholders of the Company may be examined at the offices of the Company at 6005 Westview Drive, Houston, Texas 77055.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND PREFER TO VOTE YOUR SHARES IN PERSON.

                                       By Order of the Board of Directors


                                       Raymond J. Miller
                                       Secretary

April 30, 1999

                              WEINER'S STORES, INC.
                               6005 WESTVIEW DRIVE
                                HOUSTON, TX 77055
                                 (713) 688-1331
            ---------------------------------------------------------

                                 PROXY STATEMENT

        FOR 1999 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 10, 1999

         This Proxy Statement is being furnished by the Board of Directors (the "Board" or "Board of Directors") of Weiner's Stores, Inc., a Delaware corporation (the "Company"), 6005 Westview Drive, Houston, TX 77055, in connection with the solicitation of proxies by the Board from stockholders for the Annual Meeting of Stockholders of the Company to be held on June 10, 1999, at 8:30 A.M. local time at the executive offices of the Company, 6005 Westview Dr., Houston, Texas, or any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), entitled to vote thereat will be necessary to constitute a quorum.

         The Company has fixed the close of business on April 15, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On that date there were outstanding and entitled to vote 18,476,830 shares of Common Stock, which is the Company's only class of voting securities. Abstentions and broker non-votes will be counted in determining whether a quorum is present. Each stockholder is entitled to one vote for each share of Common Stock held of record. A plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the six nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election by the holders of record of Common Stock on the Record Date shall be the duly elected directors upon completion of the vote tabulation at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to the stockholders for their consideration. Abstentions will be considered present for purposes of calculating the vote, but will not be considered to have been voted in favor of the matter voted upon. Broker non-votes will not be considered present for purposes of calculating the vote.

         Votes will be tabulated by American Stock Transfer & Trust Company, the transfer agent and registrar for the Common Stock, and the results will be certified by one or more inspectors of election who are required to resolve impartially any interpretive questions as to the conduct of the vote (the "Inspector(s) of Election"). In tabulating votes, a record will be made of the number of shares voted for each nominee or other matter voted upon, the number of shares with respect to which authority to vote for that nominee or such other matter has been withheld, and the number of shares held of record by broker-dealers and present at the Annual Meeting but not voting.

         All shares of Common Stock represented by properly executed proxies in the accompanying form will be voted at the Annual Meeting in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any such proxies do not contain voting instructions, the shares of Common Stock represented by such proxies will be voted FOR PROPOSALS 1 AND 2. The Board of Directors is not aware of any business to be brought before the Annual Meeting other than as indicated in the accompanying notice, but it is intended that, as to any other such business properly coming before the Annual Meeting, votes may be cast pursuant to such proxies in accordance with the judgment of the persons acting thereunder.

         Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company at the address above of written notice of such revocation; (b) receipt by the Secretary of the Company at the address above of a duly executed proxy bearing a later date; or (c) appearance by the stockholder at the Annual Meeting and notice by such stockholder of revocation of such proxy given to the Inspector(s) of Election.

         This Proxy Statement is expected to be first mailed or delivered to stockholders of the Company entitled to notice of the Annual Meeting on or about April 30, 1999.

         The date of this Proxy Statement is April 30, 1999.

                            OWNERSHIP OF COMMON STOCK
                                  BY DIRECTORS,
                     OFFICERS AND CERTAIN BENEFICIAL OWNERS

         To the best knowledge of the Company, the following table sets forth certain information concerning the beneficial ownership as of March 31, 1999 of Common Stock by (a) each stockholder known by the Company, based on information filed by such stockholder with the Securities and Exchange Commission (the "Commission") as of March 31, 1999 and the Company's stock transfer records, to own beneficially in excess of five percent of the Common Stock, (b) each executive officer named in "Executive Compensation -- Summary Compensation Table" and each member of the Board of Directors and (c) all executive officers and members of the Board of Directors as a group. Except as otherwise indicated, to the best knowledge of the Company, all persons listed below have (i) sole voting power and sole investment power, except to the extent that authority is shared by spouses under applicable law, and (ii) both record and beneficial ownership with respect to the shares of Common Stock indicated as being beneficially owned by them.

                       Name of                               Number of Shares
                  Beneficial Owner                          Beneficially Owned           Percentage Ownership
---------------------------------------------------     -------------------------   -------------------------
Chase Bank of Texas ...............................          8,609,017                           46.59%
707 Travis Street
Houston, Texas  77002

Sol B. Weiner......................................          1,843,674                            9.98%
434 Hunterwood
Houston, Texas 77024

Herbert R. Douglas (1).............................            410,000                            2.19%

Raymond J. Miller (2)..............................            146,667                                *

Jerome L. Feller (2)...............................            121,667                                *

James L. Berens (2)................................             65,000                                *

Joseph J. Kassa (2)................................             65,000                                *

Randall L. Lambert.................................                 --                               --

Gasper Mir.........................................                 --                               --

F. Hall Webb (3)...................................                (3)                              (3)

Melvyn L. Wolff....................................                 --                               --

All directors and executive officers as a
      group (9 persons) (1),(2),(3)................          9,417,351                           49.93%


--------------------------------------

*     Less than one percent of the Common Stock.

(1) Includes 160,000 shares of Common Stock granted pursuant to the Weiner's Stores, Inc. 1997 Stock Incentive Plan (the "Stock Plan") and 250,000 shares of Common Stock issuable pursuant to options granted pursuant to the Stock Plan which are currently exercisable.

(2) Includes shares of Common Stock issuable pursuant to options granted to members of management, including Messrs. Miller (41,667), Feller (41,667), Berens (25,000) and Kassa (25,000), respectively, in each case pursuant to the Stock Plan, which are currently exercisable. Also includes the following numbers of shares of restricted Common Stock, over which the respective member of management exercises sole voting power: Messrs. Miller (80,000); Feller (80,000); Berens (40,000); and Kassa (40,000).
      Does not include shares of Common Stock issuable pursuant to options granted to members of management, including Messrs. Miller (83,333), Feller (83,333), Berens (50,000) and Kassa (50,000), respectively, in each case pursuant to the Stock Plan, none of which options are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.

(3) Mr. Webb, who is a Director of the Company, is Senior Vice President of Chase Bank of Texas and may therefore be deemed to share beneficial ownership of the 8,609,017 shares of Common Stock shown as beneficially owned by Chase Bank of Texas. Mr. Webb disclaims beneficial ownership of such shares of Common Stock.

                        PROPOSAL 1. ELECTION OF DIRECTORS

      The Company's Board currently consists of six directors. One vacancy currently exists on the Board of Directors, due to the death of Merwin F. Kaminstein, and no nominee has been named to fill such vacancy. The Company and its Board of Directors are in the process of considering potential candidates who may be suitable to fill this position. Proxies cannot be voted for a greater number of persons than the six nominees for director named in this Proxy Statement. The terms of all directors named below expire at the Annual Meeting, and all such directors are standing for re-election. Accordingly, the nominees for director are Herbert R. Douglas, Raymond J. Miller, Randall L. Lambert, Gasper Mir, F. Hall Webb and Melvyn L. Wolff. The directors to be elected at the Annual Meeting will serve until the 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal.

      It is intended that the proxies received from the holders of Common Stock, in the absence of contrary instructions, will be voted at the Annual Meeting for the election of Messrs. Douglas, Miller, Lambert, Mir, Webb and Wolff. If, for any reason, any of the nominees for director shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

      For information concerning the number of shares of the Company's Common Stock owned by each director, each nominee for director, and all directors and executive officers as a group as of March 31, 1999, see "Ownership of Common Stock by Directors, Officers and Certain Beneficial Owners." There are no family relationships between any directors and executive officers of the Company.

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the names, ages, and positions with the Company of its executive officers and members of the Board of Directors, as well as the year each joined the Company and/or its Board:

                                       Year Joined
           Name                  Age     Company                              Position Held
--------------------------     ------- -----------   -----------------------------------------------------------
Herbert R. Douglas........       57        1995      Chairman of the Board of Directors, President and Chief
                                                     Executive Officer

Raymond J. Miller.........       47        1995      Vice President, Chief Financial Officer, Secretary and
                                                     Director

Jerome L. Feller..........       58        1995      Vice President, General Merchandise Manager

James L. Berens...........       50        1996      Vice President, Stores

Joseph J. Kassa...........       43        1996      Vice President, Marketing, Sales Promotion and Real Estate

Randall L. Lambert........       41        1997      Director

Gasper Mir................       52        1997      Director

F. Hall Webb..............       50        1997      Director

Melvyn L. Wolff...........       68        1997      Director


         Messrs. Douglas and Miller are the only members of the Board who are also officers of the Company. Each of the remaining directors listed below became a member of the Board of Directors on August 26, 1997.

         The Board of Directors elects officers to hold office until the next annual meeting of the Board of Directors or until their successors are elected, or until their resignation or removal. The Chairman may appoint additional officers to hold office until their successors are appointed, or until their resignation or removal. The current officers were most recently elected by the Board of Directors on June 25, 1998. No family relationships exist among the directors and executive officers of the Company.

         Herbert R. Douglas, Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Douglas has served as a Director of the Company and as Chief Executive Officer and President since December 1995 and was elected as Chairman of the Board of Directors in September 1997. Mr. Douglas served as President and Chief Executive Officer of Jamesway Corporation, a New Jersey-based discount store chain, from 1994, beginning after the commencement of its bankruptcy proceedings under Chapter 11 of the Bankruptcy Code, and continuing through its emergence from Chapter 11 reorganization and until its liquidation under Chapter 11 in 1995. Mr. Douglas served in various executive positions in merchandising for Bradlees, Inc., a Massachusetts-based discount store chain, from 1986 to 1994, most recently as Senior Vice President for Merchandising.

         Raymond J. Miller, Vice President, Chief Financial Officer, Secretary and Director. Mr. Miller has served as a Director of the Company since August 1997 and has held his current position since January 1996. Mr. Miller served as Chief Financial Officer from February 1995 until January 1996. Mr. Miller served as Executive Vice President Finance and Operations of Carlisle Retailers, Inc., an Ohio-based specialty retail store chain, from 1988 to 1995. Carlisle Retailers, Inc. commenced bankruptcy proceedings under Chapter 11 of the Bankruptcy Code in 1993 and emerged from Chapter 11 reorganization in 1994.

         Jerome L. Feller, Vice President, General Merchandise Manager. Mr. Feller has served as Vice President, General Merchandise Manager since December 1995. Mr. Feller served as Senior Vice President, General Merchandise Manager of Jamesway Corporation, a New Jersey-based discount store chain, in 1995. From 1992 to 1994, Mr. Feller was owner and Chief Executive Officer of More For Less, Inc., a women's specialty clothing store in Florida.

         James L. Berens, Vice President, Stores. Mr. Berens has served as Vice President, Stores since January 1996. Mr. Berens served as Vice President Regional Store Management of Jamesway Corporation, a New Jersey-based discount store chain, in 1995. Mr. Berens served in various management positions for Caldor Corporation, a Connecticut-based discount store chain, from 1991 to 1994, most recently as District Store Manager.

         Joseph J. Kassa, Vice President, Marketing, Sales Promotion and Real Estate. Mr. Kassa has served as Vice President, Marketing, Sales Promotion and Real Estate since April 1997. Prior thereto, Mr. Kassa served as Vice President, Marketing and Sales Promotion since February 1996. Mr. Kassa served as Senior Vice President of Advertising, Marketing and Sales Promotion of Jamesway Corporation, a New Jersey-based discount store chain, from 1991 to 1995.

         Randall L. Lambert, Director. Mr. Lambert has served as a Director of the Company since August 1997. Mr. Lambert is the Senior Managing Director of Chanin Kirkland Messina LLC, a financial advisory/investment banking firm based in New York and Los Angeles. Mr. Lambert is currently a director of Today's Man Inc., a publicly traded retailer of men's apparel. Prior to his service with Chanin Kirkland Messina LLC, he served as Managing Director of Private Transactions of BDS Securities, LLC, a distressed and specialty situation brokerage firm based in New York, from 1995 to 1997. Mr. Lambert served as Vice President of Brian M. Enterprises, Inc., an investment banking firm in Millburn, New Jersey, from 1987 to 1995.

         Gasper Mir, Director. Mr. Mir has served as a Director of the Company since August 1997. Mr. Mir is the founder of the professional accounting firm of Mir-Fox & Rodriguez, P.C., based in Houston, Texas, and has served as its President since 1983.

         F. Hall Webb, Director. Mr. Webb has served as a Director of the Company since August 1997. Mr. Webb has served as Senior Vice President with Chase Bank of Texas based in Houston, Texas, since 1987. Mr. Webb held various executive positions with Chemical Bank/Chase Bank from 1973 to present.

         Melvyn L. Wolff, Director. Mr. Wolff has served as a Director of the Company since August 1997. Mr. Wolff is the Chairman of the Board and Chief Executive Officer of Star Furniture Company, a furniture retailer based in Texas. He has held both positions for over five years, prior to which he was its owner and President for over 30 years.

DIRECTOR COMPENSATION

         Directors of the Company who are not employees of the Company are paid by the Company compensation which consists of (i) a $25,000 annual retainer,
(ii) a $2,000 per meeting fee for attendance in person and (iii) a $3,000 Committee Chairman retainer. The annual retainer is designed to cover the annual stockholders meeting, regular Board meetings, and up to six telephonic meetings. Separate compensation is not payable for committee meetings, although directors are entitled to reimbursement for expenses incurred in attending Board and committee meetings, including expenses for travel, food and lodging.

BOARD OF DIRECTORS

         The Board met five times during the fiscal year ended January 30, 1999 and took action by unanimous written consent on two occasions. Further information concerning the Board's standing committees appears below.

AUDIT COMMITTEE

         The Audit Committee consists of three directors independent of management and free of any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Audit Committee recommends the selection of the Company's independent auditors, periodically reviews the adequacy of the Company's internal financial controls, reviews with the Company's independent auditors the annual audit, and periodically reviews the terms of material transactions between the Company and its affiliates and subsidiaries. The Audit Committee currently consists of Messrs. Mir, as its chairman, Webb and Lambert. The Audit Committee met five times in fiscal 1998.

COMPENSATION COMMITTEE

         The Compensation Committee consists of three directors independent of management, and its function includes administration of the Stock Plan and other management compensation matters. The Compensation Committee currently consists of Messrs. Wolff, as its chairman, Webb and Mir. During fiscal 1998, the Compensation Committee met three times.

EXECUTIVE COMMITTEE

         The Executive Committee consists of three directors and functions such that, between meetings of the Board of Directors, it has and may exercise, except as otherwise provided by law, all the powers of the Board of Directors in the management of the property, business and affairs of the Company. The Executive Committee currently consists of Messrs. Douglas, as its chairman, Webb and Wolff. The Executive Committee met one time in fiscal 1998.

NOMINATING COMMITTEE

         The Company has no Nominating Committee, and such functions are performed by the Executive Committee, which recommends to the Board of Directors the names of persons to be nominated for election as members of the Board of Directors of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Common Stock was registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in May 1998.
Section 16(a) of the Exchange Act requires that each director and executive officer of the Company and each person owning more than 10% of the Common Stock report his or its initial ownership of the Common Stock and any subsequent changes in that ownership to the Commission. The Company is required to disclose in this Proxy Statement any late filings of such reports with respect to the most recent fiscal year.

         Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no Form 5 filings were required, the Company believes that during fiscal 1998, all such Section 16(a) filing requirements were timely satisfied.

EXECUTIVE COMPENSATION

            The following table sets forth the cash and non-cash compensation for the Company's last two completed fiscal years, to the extent applicable, earned by (i) the Chairman, President and Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company who were serving as executive officers of the Company on January 30, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                Long-Term
                                                                                              Compensation
                                                                                         ----------------------
                                                          Annual Compensation                    Awards
                                                 --------------------------------------- ----------------------
                                                                                         Restricted  Securities
                                                                             Other         Stock     Underlying
                                                                            Annual        Awards      Options/       All Other
                                                 Salary($)    Bonus($)   Compensation($)   ($)(1)      SARS(#)   Compensation($)(2)
                                                 ---------   ---------   --------------- ---------    --------   ------------------
Herbert R. Douglas....................   1998    $ 450,000   $      -        $ 4,036     $      -          -       $  545
 Chairman, President and Chief           1997      450,000     100,000         3,681       184,000     250,000        995
 Executive Officer

Raymond J. Miller.....................   1998      220,000      25,000            -             -          -          545
 Vice President, Chief Financial         1997      200,000          -             -         92,000     125,000        525
 Officer and Secretary

Jerome L. Feller.......................  1998      220,000          -             -             -          -          545
 Vice President, General                 1997      200,000          -             -         92,000     125,000        525
 Merchandise Manager

James L. Berens........................  1998      167,509          -             -             -          -          545
 Vice President, Stores                  1997      156,928          -             -         46,000      75,000        525

Joseph J. Kassa........................  1998      150,000          -         15,274            -          -          545
 Vice President, Marketing, Sales        1997      131,986          -         17,676        46,000      75,000        308
 Promotion and Real Estate

--------------------------------

(1) As of January 30, 1999, the executive officers of the Company held, in aggregate, 400,000 shares of Common Stock constituting grants of restricted stock under the Stock Plan. The aggregate value of all 400,000 such shares, based on a valuation of $0.25 per share, which is the Company's estimate of the fair market value per share of Common Stock as of January 30, 1999, was $100,000. Of such 400,000 shares, as of January 30, 1999, the named executive officers held the following numbers of shares of Common Stock, the value of which as of such date was as follows: Mr. Douglas held 160,000 shares valued at $40,000; Mr. Miller held 80,000 shares valued at $20,000; Mr. Feller held 80,000 shares valued at $20,000; Mr. Berens held 40,000 shares valued at $10,000; and Mr. Kassa held 40,000 shares valued at $10,000. All of such shares were restricted Common Stock as of January 30, 1999 except the 160,000 shares held by Mr. Douglas. The Stock Plan Committee (as hereinafter defined) granted the restricted stock awards hereinabove set forth (i.e., a total of 400,000 shares of Common Stock) to the named executive officers in September 1997 pursuant to the Company's Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated June 24, 1997, as amended (the "Plan of Reorganization"). One hundred percent of each stock award will become transferable on January 15, 2000, except that one hundred percent of the stock award granted to Mr. Douglas became transferable on January 15, 1999. In addition, such stock awards will become transferable upon a "change in control" of the Company, as defined in the Stock Plan. The respective named executive officers have the right to receive, in respect of their restricted Common Stock as set forth above, any dividends paid with respect to Common Stock.

(2) Reflects the dollar value of insurance payments by the Company with respect to term life insurance for the benefit of each named executive officer.

EMPLOYMENT AGREEMENTS

         Herbert R. Douglas. On February 1, 1999, the Company entered into an employment agreement with Mr. Douglas as President and Chief Executive Officer of the Company (the "Douglas Agreement"). The Douglas Agreement will terminate on January 31, 2001. The Douglas Agreement provides that Mr. Douglas will receive a base salary of not less than $450,000 per year. In addition, Mr. Douglas was entitled to receive, and was paid, a bonus of $300,000 in February 1999. The Douglas Agreement further provides severance payments for Mr. Douglas if he is terminated for any reason other than "cause" or resigns for "good reason", including a "change in control" (as such terms are defined in the Douglas Agreement). The severance payments may, at the election of Mr. Douglas, be "lump-sum payments" (as defined in the Douglas Agreement), or a combination of a "lump-sum payment" (as defined in the Douglas Agreement) and salary continuation through the termination of the Douglas Agreement (at the then "annual rate" as defined in the Douglas Agreement). These severance payments approximate 150% - 200% of Mr. Douglas's base salary. Further, the Douglas Agreement provides that in the event that Mr. Douglas's employment terminates on January 31, 2001, Mr. Douglas shall be entitled to salary continuation for one calendar year at the annual rate of $617,000 or a "lump-sum payment" equal to the present value of the salary continuation.

         Raymond J. Miller. On February 24, 1995, the Company entered into an employment agreement with Mr. Miller as Chief Financial Officer of the Company which was subsequently amended on April 7, 1995, May 1, 1997 and March 25, 1999 (the "Miller Agreement"). Pursuant to the Miller Agreement, Mr. Miller's base salary is $220,000 per year. The Miller Agreement further provides a severance payment for Mr. Miller if he is terminated for any reason other than "cause" or resigns under certain circumstances following a "change in control" (as such terms are defined in the Miller Agreement). Such severance payment approximates 100% of Mr. Miller's annual base salary. The Miller Agreement terminates on January 31, 2000.

         Jerome L. Feller. On December 13, 1995, the Company entered into an employment agreement with Jerome L. Feller as General Merchandise Manager and Vice President which was subsequently amended May 1, 1997 (the "Feller Agreement"). The Feller Agreement terminates on January 31, 2000. Pursuant to the Feller Agreement, Mr. Feller's base salary is $220,000 per year.

         Other Employment Agreements. The Company has entered into agreements with certain key employees in an effort to retain the continuity of the core management team for a meaningful period following the effective date of the Plan on August 26, 1997. In addition, with respect to certain of its officers, other than Messrs. Douglas, Miller and Feller, the Company has, while not in any way altering such employees' employment-at-will status, provided for a separation payment equal to twelve months base salary in the event of their termination other than for cause. The Company has also in respect to certain key employees, while not in any way altering such employees' employment-at-will status, provided for a separation payment equal to six months base salary in the event of their termination other than for cause. The purpose of such agreements is to provide the Company with continuity of management by providing its officers and key employees with appropriate assurances of employment security sufficient to allow them to concentrate on their duties for the Company without distraction.

         The above-mentioned agreements, including the employment agreements of Messrs. Douglas, Miller and Feller, provide for lump-sum or salary continuation severance payments if the executives or key employees are terminated for other than cause (as such term is defined in each respective agreement). The lump-sum severance payment equals 100% of base salary in the cases of Messrs. Miller, Feller, Kassa and Berens. In the case of Mr. Douglas, the lump-sum or salary continuation severance payments range from 100 - 200% of base salary. In the event that all of the executives and key employees were terminated the Company's maximum aggregate lump-sum severance payment obligation would be approximately $1,946,000.

OPTION GRANTS IN FISCAL YEAR 1998

         There were no grants under the Stock Plan to any named executive officer of the Company during fiscal 1998.

FISCAL YEAR END OPTION VALUES

                                                       Number of Securities          Value of Unexercised
                                Shares                Underlying Unexercised             In-the-Money
                               Acquired            Options at Fiscal Year End(#)  Options at Fiscal Year End($)
                                  On      Value    -----------------------------  -----------------------------
               Name            Exercise  Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
     --------------------      --------  --------   -----------   -------------   -----------   -------------
     Herbert R. Douglas           -         -         250,000          -               -              -
     Raymond J. Miller            -         -         41,667         83,333            -              -
     Jerome L. Feller             -         -         41,667         83,333            -              -
     James L. Berens              -         -         25,000         50,000            -              -
     Joseph J. Kassa              -         -         25,000         50,000            -              -


INCENTIVE COMPENSATION PLAN

         In January 1996, the Company adopted a Management Incentive Compensation Plan (the "Incentive Compensation Plan") for the purpose of maximizing operating results of the Company by instilling in key employees a sense of participation in the Company's success. Pursuant to the Incentive Compensation Plan, cash awards are payable based upon the Company meeting pre-determined earnings before depreciation and amortization, interest, taxes and reorganization items amount. No cash awards were earned during fiscal 1998. The Company intends to continue the Incentive Compensation Plan.

PENSION PLAN

         The Company sponsors a profit sharing plan for its employees. Contributions to the profit sharing plan are at the discretion of the Board of Directors and are limited to the amount deductible under the Internal Revenue Code of 1986, as amended (the "Tax Code"). On December 2, 1998, the Board of Directors of the Company resolved that it was in the best interest of the Company to terminate the profit sharing plan. The Company is in the process of complying with this resolution.

         The Company also sponsors a 401(k) defined contribution plan. This plan allows participants to defer up to 15% of their compensation for any year. Company contributions are at the discretion of the Board of Directors.

STOCK INCENTIVE PLAN

         The Board of Directors has adopted the Stock Plan, which became effective on August 26, 1997, and which is administered by the Compensation Committee of the Board of Directors (the "Stock Plan Committee"), which consisted of at least three Board members who were "disinterested persons" (as such term is defined in the rules and regulations under Section 16 of the Exchange Act). The Stock Plan is intended to provide incentives to eligible employees to remain employed by the Company and achieve the performance goals and objectives of the Company. The Chief Executive Officer and 42 other officers and other management employees (collectively, the "Eligible Employees") were deemed by the Stock Plan Committee to be eligible to participate in the Stock Plan. Pursuant to the Stock Plan, the Stock Plan Committee in March 1998 granted Eligible Employees, subject to vesting, incentive stock options to purchase 51,500 shares of Common Stock.

COMMON STOCK PERFORMANCE GRAPH

         The following graph sets forth the cumulative total stockholder return on the Company's Common Stock over the period during which the Common Stock has been registered pursuant to Section 12(g) of the Exchange Act (assuming a $100 investment in the Common Stock at the beginning of such period and the reinvestment of all dividends). Such period begins on May 19, 1998 and ends on January 29, 1999 (the last trading day of fiscal 1998). Also presented are the cumulative total stockholder returns for the same period (assuming a $100 investment in each at the beginning of the period and the reinvestment of all dividends) of the Standard & Poor's Small Cap 600 Stock Index and the Standard & Poor's Retail Stores Index.

[The following table represents the Common Stock Performance Graph]


                            TOTAL STOCKHOLDER RETURN
                                  MONTHS ENDING

                             BASE
                             PERIOD
COMPANY / INDEX              19MAY98      MAY98     JUN98     JUL98     AUG98      SEP98     OCT98     NOV98      DEC98     JAN99
---------------------------------------------------------------------------------------------------------------------------------
WEINER'S STORES, INC          100        100.00    100.00    100.00     100.00     68.00     50.00      25.00     22.00     25.00
S&P SMALLCAP 600 INDEX        100         97.04     97.33     89.88      72.53     76.98     80.55      85.08     90.52     89.39
RETAIL (SPECIALTY)-SMALL      100         98.82    104.82     96.81      73.23     72.47     76.60      85.10     89.08     84.86



 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of three directors, all of whom are independent of management, and its function includes administration of the Stock Plan and other management compensation matters. The Compensation Committee currently consists of Mr. Wolff, as its chairman, Mr. Webb and Mr. Mir, none of whom was, during fiscal 1998 or prior thereto, an officer or employee of the Company or of its subsidiary.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board reviews and approves officers' salaries, stock option grants, and other executive and Company employee benefit plans and established policies relating to employee compensation. Recommendations regarding compensation of the Company's executive officers (other than the Chief Executive Officer) are prepared by Herbert R. Douglas and submitted to the Compensation Committee of the Board of Directors for approval. Herbert R. Douglas and Raymond J. Miller, who are ad hoc members of the Compensation Committee, do not participate in the preparation of recommendations, or the review, modification or approval thereof, with respect to their own compensation, and do not vote on proposals before the Compensation Committee.

         With regard to the Chief Executive Officer, such compensation for fiscal 1998 was determined pursuant to the employment agreement between the Company and Mr. Douglas dated December 5, 1995, as amended on May 1, 1997, which expired on January 31, 1999. On February 1, 1999, the Company, at the recommendation of the Compensation Committee of the Board of Directors, entered into a new employment agreement with Mr. Douglas as President and Chief Executive Officer of the Company. See "- Employment Agreements - Herbert R. Douglas." All future decisions regarding compensation of the Company's Chief Executive Officer will be made by the Compensation Committee subject to and in accordance with the Douglas Agreement. Such decisions may be determined subjectively, and not necessarily tied to corporate performance, with consideration given to the Chief Executive Officer's level of responsibility and importance to the Company relative to other executives of the Company, his time served with the Company, individual performance and contributions to the successful implementation of significant initiatives that are expected to benefit the Company in the future. No fixed, relative weights are assigned to these subjective factors.

         The objectives of the Company's executive compensation policy are to align the interests of the stockholders and management while motivating and retaining key employees. The Company's executive compensation policies combine annual base compensation, incentive bonuses based on operating performance, and long term equity based incentives in order to achieve their overall objective. The Company believes that its programs, taken together, will attract and retain qualified executives who have a significant stake in the long term success of the Company.

         All compensation for the other executive officers will be determined annually by the Compensation Committee and may be increased based on (a) the contribution of the individual to the Company, (b) increases in the scope and complexity of the individual's primary responsibilities, (c) increases in the cost of living, (d) increases in competitive salaries and (e) individual performance and contributions to the successful implementation of significant initiatives that are expected to benefit the Company. Such decisions may be determined subjectively, and not necessarily tied to corporate performance. No fixed, relative weights are assigned to these subjective factors.

         The Compensation Committee believes that a significant portion of the key executives' total compensation should be performance-based. The Compensation Committee has focused on earnings before interest, taxes, depreciation and amortization ("EBITDA") as the performance measurement upon which incentive compensation should be based. The Compensation Committee believes growth in this measurement is ultimately the key determinant of stockholder value and allows management to make investment decisions that will provide long-term benefits to the stockholders. Target levels of EBITDA are set each year by the Compensation Committee based on the prior year's performance. Incentive compensation earned can be up to 60% of base salary in the cases of Messrs. Miller and Feller and 45% of base salary in the cases of Messrs. Kassa and Berens. No such performance-based compensation was earned during fiscal 1998. The Compensation Committee reserves the right to make discretionary bonuses in unusual circumstances.

         Long-term incentives are provided by the grant of stock options. The purposes of these equity based incentives are to retain these employees and to align the long-term interests of management with the stockholders. Stock options are granted at their fair market value. Options vest over a period of time, as determined by the Compensation Committee. Factors determining stock option grants are similar to the factors determining increases in base pay.

         The Compensation Committee believes that the Company's overall compensation policies are appropriate to align the interests of management and the stockholders and to retain key executives.

              THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                            Melvyn L. Wolff, Chairman
                                  F. Hall Webb
                                   Gasper Mir

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Transactions and Settlements with Chase Bank of Texas. In respect of claims of Chase Bank of Texas ("Chase") against the Company, pursuant to the Plan of Reorganization, Chase was issued 8,558,252 shares of Common Stock in August 1997 and was issued an additional 50,765 shares of Common Stock in September 1998 as its pro rata share of certain unclaimed distributions, also pursuant to the Plan of Reorganization. In August 1997, the Company and Chase entered into a Registration Rights Agreement and the Company executed and delivered a General Release to Chase. In consideration of such release, Chase agreed to waive its claims, if any, for an administration expense on account of having made a substantial contribution pursuant to section 503(b) of the Bankruptcy Code.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AS SET FORTH IN THIS PROPOSAL 1.

                     PROPOSAL 2. RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

         Upon the recommendation of the Audit Committee of the Board of Directors, none of whose members is an officer of the Company, the Board of Directors has appointed Ernst & Young LLP, independent auditors, as the principal independent auditors of the Company and its subsidiary for fiscal year 1999 ending January 29, 2000. Ernst & Young LLP has no investment in the Company or its subsidiary. It is intended that such appointment be submitted to the stockholders for ratification at the Annual Meeting. If the appointment of Ernst & Young LLP is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will consider whether to appoint other independent auditors.

         It is expected that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting with an opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions from stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On May 20, 1998, the Company dismissed the accounting firm of Deloitte & Touche LLP, which had previously been engaged as the Company's independent auditors to audit the Company's financial statements.

Deloitte & Touche LLP's reports on the Company's financial condition for balance sheets as of January 31, 1998 and January 25, 1997, and the related statements of operations, changes in stockholders' equity (deficiency) and of cash flows for the twenty-three weeks ended January 31, 1998, the thirty weeks ended August 25, 1997, and the years ended January 25, 1997 and January 27, 1996 did not contain any adverse opinion or disclaimer of opinion, and such reports were not modified or qualified as to uncertainty, audit scope or accounting principles, except that Deloitte & Touche LLP's reports on the Company's financial condition for the fiscal years ended January 25, 1997 and January 27, 1996 contained a going concern qualification. Furthermore, during the aforementioned periods, the Company had no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report(s).

         On May 20, 1998, the Company retained the accounting firm of Ernst & Young LLP as its new independent auditors to audit the Company's financial statements for fiscal year 1998 ending January 30, 1999.

         The decision to change accounting firms was recommended by the Audit Committee of the Company's Board of Directors and approved by the Company's Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 1999 ENDING JANUARY 29, 2000.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no matters to be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

                              SOLICITATION EXPENSES

         The Company will bear the cost of preparing, printing and mailing this Proxy Statement and the accompanying proxy card and of this solicitation of proxies on behalf of the Company's Board of Directors. In addition to solicitation by mail, proxies may be solicited personally, by telephone or other means. Brokerage houses and other custodians and nominees will be asked whether other persons are beneficial owners of the shares of Common Stock which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse banks, nominees, brokers and other custodians for the reasonable costs of sending the proxy materials to the beneficial owners of the Common Stock.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended for inclusion in the Proxy Statement to be issued in connection with the 2000 Annual Meeting of Stockholders must be received by the Company no later than January 1, 2000 and the proposals must meet certain eligibility requirements under the rules of the Commission. Proposals must be addressed to Weiner's Stores, Inc., 6005 Westview Drive, Houston, TX 77055, to the attention of the Corporate Secretary.

         Stockholder proposals submitted outside of the Commission's procedures for including such proposals in the Company's Proxy Statement must be mailed or delivered to the attention of the Corporate Secretary at the address above and must be received by the Company no later than January 1, 2000, except that, with respect to nominations of one or more persons for election as directors, written notice of the stockholder's intent to make such nomination(s), which notice must comply in all respects with the requirements therefor set forth in the Company's bylaws, must be mailed or delivered to the attention of the Corporate Secretary at the address above and must be received by the Company's Corporate Secretary no later than April 11, 2000. If a proposal or notice of nomination is received after such respective date, the Company's proxy for the 2000 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the Proxy Statement for the 2000 Annual Meeting of Stockholders.

                                    By Order of the Board of Directors

                                    Raymond J. Miller
                                    Secretary

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!



                         ANNUAL MEETING OF STOCKHOLDERS
                              WEINER'S STORES, INC.



                                  JUNE 10, 1999










                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED


                 PLEASE MARK YOUR
  A     |X|      VOTES AS IN THIS
                 EXAMPLE.

                            WITHHOLD    NOMINEES:  Herbert R. Douglas
                   FOR     AUTHORITY               Raymond J. Miller
(1) ELECTION OF                                    Randall L. Lambert
    DIRECTORS      [ ]        [ ]                  Gasper Mir
                                                   F. Hall Webb
                                                   Melvyn L. Wolff


FOR, EXCEPT VOTE WITHHELD FROM THE
FOLLOWING NOMINEES:

-------------------------------------


                   FOR      AGAINST     ABSTAIN
(2) PROPOSAL
    NO. 2          [ ]        [ ]         [ ]


SIGNATURE_________________ DATE______, 1999     _________________DATE____, 1999
                                                 SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as name appears on the certificates representing shares to be voted by this proxy, as shown on the label above. When signing as an executor, administrator, attorney, trustee or guardian, please give full name as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).

                              WEINER'S STORES, INC.
                    6005 WESTVIEW DRIVE, HOUSTON, TEXAS 77055

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Raymond J. Miller and Michael S.

Marcus, and anyone of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of Common Stock of Weiner's Stores, Inc. held of record by the undersigned on April 15, 1999, at the Annual Meeting of Stockholders to

be held on June 10, 1999 or any adjournments or postponements thereof.


                         (TO BE SIGNED ON REVERSE SIDE)